CONSENT OF INDEPENDENT AUDITORS
We consent to the reference to our firm under the captions "Financial Highlights" and "General Information - Counsel and Independent Auditor" and to the use of our report on The Gabelli U.S. Treasury Money Market Fund dated October 26, 1996 in this Registration Statement (Form N-1A No. 33-48220) of The Gabelli Money Market Funds.
		ERNST & YOUNG LLP
New York, New York
January 22, 1997